NEWS RELEASE
PAR PACIFIC ANNOUNCES APPOINTMENT OF ANTHONY CHASE TO BOARD OF DIRECTORS

HOUSTON, July 29, 2021 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced the appointment of Anthony Chase to the Par Pacific Board of Directors, effective July 29, 2021.

“We are pleased to welcome Tony Chase to the Par Pacific Board,” said Robert Silberman, Chairman of the Board of Directors of Par Pacific. “With more than thirty years of experience in a variety of industries, Tony complements our existing skills and will provide valuable perspective as we continue to grow our business.”

Mr. Chase is a nationally recognized entrepreneur and current Chairman and CEO of ChaseSource, L.P., a staffing, facilities management, and construction firm. He currently serves on the boards of Cullen/Frost Bankers, Inc., Nabors Industries Ltd., Heritage-Crystal Clean, Inc., and LyondellBasell Industries N.V. In addition, his nonprofit board membership includes the Houston Endowment, Greater Houston Partnership, Texas Medical Center, and the MD Andersen Board of Visitors. Mr. Chase is past Deputy Chairman of the Federal Reserve Bank of Dallas and past Chairman of the Greater Houston Partnership, as well as a member of the Council on Foreign Relations and an Eagle Scout. He is a tenured Professor of Law at the University of Houston Law Center and an honors graduate of Harvard College, Harvard Law School and Harvard Business School.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 31 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:
Ashimi Patel
Senior Manager, Investor Relations
(832) 916-3355
apatel@parpacific.com
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